EXHIBIT 99.1

News Release	c

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Ceridian Delays 2004 Form 10-K Filing

Company Expects to Release 2004 Earnings in a Few Weeks

Company to Restate Quarterly Results for 2004

MINNEAPOLIS, March 17, 2005 — Ceridian Corporation (NYSE: CEN) announced today that it will not meet the filing deadline of March 16, 2005 for the filing of its Annual Report on Form 10-K for the year ended December 31, 2004.  The Company is working diligently on completing its consolidated financial statements for the fourth quarter and 2004 year, including its annual assessment of intangible assets and goodwill and its evaluation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2004.  The Company expects to report its fourth quarter and 2004 earnings and to provide guidance for 2005 within the next few weeks, and then to file its Annual Report on Form 10-K with the SEC.

The Company further announced today that, as a result of reviewing its long-lived assets, it must accelerate the amortization of a trademark asset in 2004.  This will increase 2004 amortization expense by approximately $41 million.  Previously issued financial statements for the first three quarters in 2004 will require restatement and should no longer be relied upon.

The fourth quarter 2004 results will also reflect the previously announced charges of $7.4 million relating to a change in accounting for derivative instruments and $28.5 million for sale of certain customer relationships and other assets associated with its SourceWeb payroll platform.  Furthermore, such results are expected to reflect a decrease in the Company’s effective income tax rate resulting principally from the effects of the previously mentioned items.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe.  Ceridian is one of the top human resources outsourcing companies in these markets, and offers a suite of innovative managed business solutions, including payroll, tax filing, application outsourcing, time and attendance, benefits administration, HR information systems, and employee effectiveness services.  Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation,  the change in SVS revenue recognition policy, the investigation conducted by the Audit Committee and the pending shareholder litigation, and  those factors which are discussed in Ceridian’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2004, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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